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                                                            Exhibit 8



                                                  December 20, 1999




Oxford Health Plans, Inc.,
  48 Monroe Turnpike,
    Trumbull, Connecticut 06611.



Ladies and Gentlemen:


We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of 277,629.157 shares of Series D Cumulative Preferred Stock, par value $.01 per share, of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), 132,808.069 shares of Series E Cumulative Preferred Stock, par value $.01 per share, of the Company, $277,629,157 principal amount of Series D Junior Subordinated Debentures due May 13, 2008 of the Company, $132,808,069 principal amount of Series E Junior Subordinated Debentures due May 13, 2008 of the Company, 15,800,000 Series A Warrants of the Company, 6,730,000 Series B Warrants of the Company and 22,530,000 shares of common stock, par value $.01 per share, of the Company. We hereby confirm to you that our opinion is as set forth under the caption "Material United States Federal Income Tax Consequences" in the prospectus (the "Prospectus"), included in the related Registration Statement on Form S-3, as amended, that you filed with the Securities and Exchange Commission (the "Registration Statement").


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Material United States Federal Income Tax Consequences." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell